SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                 AMENDMENT NO. 3
                                       TO
                                    FORM 8-A


                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        LANDAMERICA FINANCIAL GROUP, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                Virginia                                 54-1589611
(State of Incorporation or Organization)    (I.R.S. Employer Identification No.)

       101 Gateway Centre Parkway
           Richmond, Virginia                            23235-5153
(Address of Principal Executive Offices)                 (Zip Code)

If this form relates to the If this form relates to the registration of a class of securities registration of a class of pursuant to Section 12(b) of the securities pursuant to Section 12(g) Exchange Act and is effective pursuant of the Exchange Act and is effective to General Instruction A.(c), please pursuant to General Instruction
check the following box. [  ]               A.(d),  please  check the  following
                                            box. [  ]

Securities   Act   registration   statement  file  number  to  which  this  form
relates:
                                                                 ---------------
                                                                 (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of Each Class                 Name of Each Exchange on Which
          to be so Registered                 Each Class is to be Registered
          -------------------                 ------------------------------

       Common Stock, no par value                 New York Stock Exchange

    Preferred Share Purchase Rights               New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                      none
                                (Title of Class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

         LandAmerica   Financial  Group,  Inc.,  a  Virginia   corporation  (the
"Company"), hereby amends in its entirety the following items of its registration statement on Form 8-A dated September 29, 1995, and filed with the Securities and Exchange Commission on October 2, 1995 (the "Form 8-A"), as amended by Amendment No. 1 to the Form 8-A, dated August 29, 1997, and filed with the Securities and Exchange Commission on September 2, 1997, and Amendment No. 2 to the Form 8-A, dated December 23, 1997, and filed with the Securities and Exchange Commission on December 23, 1997.

Item 1.      Description of Registrant's Securities to be Registered.

         The following description of the capital stock of the Company is qualified in its entirety by reference to applicable provisions of Virginia law and the Company's Articles of Incorporation (the "Company's Charter") and Bylaws, the complete text of which are on file with the Securities and Exchange Commission (the "Commission"). The Company's authorized capital stock consists of 5,000,000 shares of preferred stock, without par value (the "Preferred Stock"), and 45,000,000 shares of common stock, without par value (the "Common Stock").

Common Stock

         The holders of Common Stock are entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares exclusively possess all voting power. The Company's Charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Board of Directors from funds available therefor, and upon liquidation are entitled to receive pro rata all assets of the Company available for distribution to such holders.

Preferred Stock

         Under the Company's Charter, the Board of Directors, without shareholder approval, is authorized to issue shares of Preferred Stock in one or more series and to designate, with respect to each such series of Preferred Stock, the number of shares in each such series, the dividend rates, preferences and date of payment, voluntary and involuntary liquidation preferences, the availability of redemption and the prices at which it may occur, whether or not dividends shall be cumulative and, if cumulative, the date or dates from which the same shall be cumulative, the sinking fund provisions, if any, for redemption or purchase of shares, the rights, if any, and the terms and conditions on which shares can be converted into or exchanged for shares of any other class or series, and the voting rights, if any. Any Preferred Stock issued may be senior to the Common Stock as to dividends and as to distribution in the event of liquidation, dissolution or winding up of the Company. The ability of the Board of Directors to issue Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of Common Stock.

         The Board of Directors has authorized and reserved 200,000 shares of Series A Junior Participating Preferred Stock, without par value (the "Series A Preferred Stock"), for issuance upon the exercise of the preferred share purchase rights (the "Rights") described below. See "Preferred Share Purchase Rights." The Board of Directors has further authorized 2,200,000 shares of 7% Series B Cumulative Convertible Preferred Stock, without par value (the "Series B Preferred Stock"), all of which were issued to Reliance Insurance Company ("RIC"), pursuant to a Stock Purchase Agreement by and among the Company, Lawyers Title Insurance Corporation, RIC and Reliance Group Holdings, Inc. dated as of August 20, 1997 (the "Stock Purchase Agreement"), as amended and restated by an Amended and Restated Stock Purchase Agreement by and among such parties, dated as of December 11, 1997 (the "Amended and Restated Stock Purchase Agreement"), pursuant to which the Company acquired all of the issued and outstanding shares of the capital stock of Commonwealth Land Title Insurance Company and Transnation Title Insurance Company (the "Acquisition"). See "Series B Preferred Stock."

         The creation and issuance of any other series of Preferred Stock, and the relative rights and preferences of such series, if and when established, will depend upon, among other things, the future capital needs of the Company, then-existing market conditions and other factors that, in the judgment of the Board of Directors, might warrant the issuance of Preferred Stock.

Preemptive Rights

         No holder of any share of Common Stock or Preferred Stock has any preemptive right to subscribe to any securities of the Company of any kind or class.

Preferred Share Purchase Rights

         Each outstanding share of Common Stock (a "Common Share") has associated with it one Right. Each Right entitles the registered holder to purchase from the Company one one-hundredth of a share of Series A Preferred Stock (a "Series A Preferred Share") at a price of $85 (the "Purchase Price") per one one-hundredth of a Series A Preferred Share, subject to adjustment. The terms of the Rights were originally set forth in a Rights Agreement, dated October 1, 1991, between the Company and Sovran Bank, N.A., as Rights Agent, as amended by the Amendment to Rights Agreement, dated June 22, 1992, between the Company, NationsBank, N.A. (formerly Sovran Bank, N.A.) and Wachovia Bank of North Carolina, N.A., as successor Rights Agent. The terms of the Rights are currently set forth in the Amended and Restated Rights Agreement, dated August 20, 1997 (the "Amended and Restated Rights Agreement"), between the Company and Wachovia Bank, N.A. (formerly Wachovia Bank of North Carolina, N.A.) as Rights Agent ("Wachovia"), as amended by the First Amendment to Amended and Restated Rights Agreement, dated December 11, 1997, between the Company and Wachovia (the "First Amendment"), and the Second Amendment to Amended and Restated Rights Agreement, dated June 1, 1999, between the Company, Wachovia and State Street Bank and Trust Company (the

"Second Amendment" and, together with the Amended and Restated Rights Agreement and the First Amendment, the "Rights Agreement").

         The Rights will be evidenced by Common Share certificates until the earlier to occur of (i) 10 days following a public announcement that a person or group of affiliated or associated persons have acquired beneficial ownership of 20% or more of the outstanding Common Shares (an "Acquiring Person") or (ii) 10 business days (or such later date as may be determined by action of the Board of Directors prior to such time as any person or group of affiliated or associated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding Common Shares (the earlier of such dates being called the "Distribution Date"). As defined in the Rights Agreement, an Acquiring Person is not deemed to include RIC, or any Affiliate of RIC by virtue of (i) the approval, execution, delivery or performance of the Stock Purchase Agreement or the Voting and Standstill Agreement (as defined in the Stock Purchase Agreement), (ii) the approval, execution, delivery or performance of the Amended and Restated Stock Purchase Agreement or the Voting and Standstill Agreement (as defined in the Amended and Restated Stock Purchase Agreement), or
(iii) the acquisition of Common Shares or shares of Series B Preferred Stock by RIC or any Affiliate of RIC as provided in the Rights Agreement.

         The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferable with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Share certificates issued after August 20, 1997 upon transfer or new issuance of Common Shares will contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend or the existence of an earlier form of legend, certificates evidencing Common Shares outstanding on or prior to August 20, 1997 shall also evidence one Right for each Common Share evidenced thereby. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any certificates for Common Shares outstanding as of August 20, 1997, even without such legend, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

         The Rights are not exercisable until the Distribution Date. The Rights will expire on August 20, 2007 (the "Final Expiration Date"), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

         The Purchase Price payable, and the number of Series A Preferred Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A Preferred Shares, (ii) upon the grant to holders of the Series A Preferred Shares of certain rights or warrants to subscribe for or purchase Series A Preferred

Shares at a price, or securities convertible into Series A Preferred Shares with a conversion price, less than the then-current market price of the Series A
Preferred Shares or (iii) upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in Series A Preferred Shares) or of subscription rights or warrants (other than those referred to above).

         The number of outstanding Rights and the number of one one-hundredths of a Series A Preferred Share issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

         Series A Preferred Shares purchasable upon exercise of the Rights will not be redeemable. Each Series A Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend equal to 100 times the dividend declared per Common Share. In the event of liquidation, the holders of the Series A Preferred Shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment equal to 100 times the payment made per Common Share. Each Series A Preferred Share will have 100 votes, voting together with the Common Shares. Finally, in the event of any merger, consolidation or other transaction in which Common Shares are exchanged, each Series A Preferred Share will be entitled to receive an amount equal to 100 times the amount received per Common Share. These rights are protected by customary antidilution provisions.

         Because of the nature of the Series A Preferred Shares' dividend, liquidation and voting rights, the value of the one one-hundredth interest in a Series A Preferred Share purchasable upon exercise of each Right should approximate the value of one Common Share.

         In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the Right.

         In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of Common Shares having a market value of two times the exercise price of the Right.

         At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Shares, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such person or group, that will have become void), in whole or in part, at an exchange ratio of one Common Share, or one one-hundredth of a Series A Preferred Share, per Right (subject to adjustment).

         With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractional Series A Preferred Shares will be issued (other than fractions that are integral multiples of one one-hundredth of a Series A Preferred Share, which may, at the election of the Company, be evidenced by depository receipts), and in lieu thereof an adjustment in cash will be made based on the market price of the Series A Preferred Shares on the last trading day prior to the date of exercise.

         At any time prior to the time that any person or group becomes an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate, and the only right of the holders of Rights will be to receive the Redemption Price.

         The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, except that (i) the Rights Agreement prohibits certain amendments that would make RIC or any Affiliate of RIC an Acquiring Person and (ii) from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person, the Rights Agreement provides that no such amendment may adversely affect the interests of the holders of the Rights.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The foregoing summary of certain terms of the Rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement, the First Amendment and the Second Amendment, copies of which have been filed with the Commission.

Series B Preferred Stock

         General. The following summary is a brief description of the terms of the Series B Preferred Stock issued to RIC in the Acquisition. The description of the Series B Preferred Stock is qualified in its entirety by reference to the exhibit to the Articles of Amendment to the Company's Charter that contain the designation of the Series B Preferred Stock, the complete text of which is on file with the Commission.

         Dividend Rights. The holders of Series B Preferred Stock will be entitled to receive when and as declared by the Board of Directors, out of funds legally available therefor, quarterly cumulative cash dividends at an annual rate of 7% of the stated value of $50 per share, or $3.50 per share. Such dividends will be payable on the last day of March, June, September and

December of each year, commencing on the date on which shares of the Series B Preferred Stock are initially issued by the Company (the "Initial Issuance Date").

         Dividends on the Series B Preferred Stock will be cumulative. As a result, if the Board of Directors chooses not to declare a dividend on the Series B Preferred Stock for a particular dividend period, holders of the Series B Preferred Stock will retain the right to receive that dividend in the future. The Board of Directors may declare dividends that are in arrears at any time.

         The Series B Preferred Stock will be senior to the Common Stock and the Series A Preferred Stock. Accordingly, no dividends may be declared, paid or set aside, on the Common Stock and the Series A Preferred Stock unless all dividends on the Series B Preferred Stock, including all unpaid dividends for past periods, have been paid in cash or cash sums sufficient therefor have been set aside.

         Each dividend on the Series B Preferred Stock will be payable to holders of record as of the 15th day of the month in which the dividend is payable or such other date as may be fixed by the Board of Directors, which date shall not be less than 10 days or more than 30 days prior to the date of payment.

         Holders of the Series B Preferred Stock will not be entitled to receive any dividends in excess of the dividends described above and, except as provided in the provisions of the Series B Preferred Stock, will not be entitled to participate in the earnings or assets of the Company.

         Conversion Rights. Shares of the Series B Preferred Stock will be convertible at any time at the option of the holder into fully-paid and nonassessable shares of Common Stock at a conversion price of $22.80 per share of Common Stock (equivalent to a Conversion Ratio of approximately 2.193 shares of Common Stock for each share of Series B Preferred Stock), subject to adjustment as described below (the "Conversion Price").

         To protect against dilution, the Conversion Price will be subject to adjustment from time to time upon certain events, including the issuance of Common Stock as a dividend or distribution on shares of Common Stock, splits or combinations of outstanding shares of Common Stock, the issuance to holders of Common Stock generally of options, rights or warrants to subscribe for Common Stock or other securities of the Company at less than the current market price of the Common Stock, or the issuance of Common Stock upon the exercise of the Rights.

         If the Company (i) consolidates with or merges into any other person and is not the continuing or surviving corporation of such consolidation or merger, (ii) permits any other person to consolidate with or merge into the Company and the Company is the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for stock or other securities of any other person or cash or any other property,
(iii) transfers all or substantially all of the assets or property of the Company to any other person, or (iv) effects a capital reorganization or reclassification of the Common Stock (other than a capital reorganization or reclassification resulting in the issue of additional shares of Common Stock for which adjustment in the Conversion Price is required to be made), then there will be no adjustment of the Conversion Price, but each holder of Series B Preferred Stock, upon the conversion thereof at any time after the consummation of such consolidation, merger, exchange, sale, transfer, reorganization or reclassification, shall be entitled to receive (at the Conversion Price in effect at the time of such consummation) the kind and amount of shares of stock and other securities, cash and property that the holder would have owned or been entitled to receive immediately after such consolidation, merger, exchange, sale, transfer, reorganization or reclassification if such share had been converted immediately before such event.

         Upon conversion of any shares of Series B Preferred Stock, the holder thereof shall remain entitled to receive any unpaid dividends in respect of the shares so converted, provided that such holder held such shares on the date for determination of holders of the Series B Preferred Stock entitled to receive payment of such dividends.

         Fractional   shares  of  Common  Stock  will  not  be  delivered   upon
conversion. Instead, a cash adjustment will be paid in respect of such fractional interest, in an amount equal to the Conversion Price as of the date of conversion multiplied by such fractional interest.

         Limitation on RIC's Conversion Rights. The right of RIC and its affiliates to convert shares of Series B Preferred Stock into shares of Common Stock will be subject to additional restrictions. The Series B Preferred Stock held by RIC and its affiliates shall not be convertible into shares of Common Stock until such time as RIC and its affiliates have sold, conveyed or transferred all of the 4,039,473 Shares of Common Stock offered hereby and such additional shares of Common Stock that the Company may issue with respect to such shares pursuant to any stock splits, stock dividends, recapitalizations, restructurings, reclassifications or similar transactions or pursuant to the exercise of any Rights. RIC and its affiliates shall not be subject to such restriction in the event that (i) the Company calls for the redemption of the Series B Preferred Stock held by RIC or (ii) either the Company declares a regular quarterly dividend on the Common Stock of $.40 or more per share during any calendar year, or the Company declares one or more non-regular dividends on the Common Stock during any calendar year in an aggregate amount of $.50 or more per share, or the Company declares dividends on the Common Stock, whether regular or non-regular, in an aggregate amount of $1.60 or more per share during any calendar year. If the Company calls for redemption less than all of the Series B Preferred Stock held by RIC and its affiliates, then RIC and its affiliates shall be entitled to convert into shares of Common Stock only that number of the Series B Preferred Stock that have been so called for redemption.

         Furthermore, in the event that the Board of Directors has approved any negotiated tender or exchange offer with a third party or approved any merger, consolidation, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Company in which the holders of Common Stock are entitled to tender or exchange their holdings of Common Stock for, or to otherwise receive for their holdings of Common Stock, other consideration (whether cash, non-cash or some combination thereof), the Company will either (i) permit RIC and its affiliates to convert all of the Series B Preferred Stock then held by them contingent upon, and effective as of, the closing of such transaction and without the right of RIC or any of its affiliates to vote the shares of Common Stock received upon any such conversion on any matter in connection with such transaction, or (ii) make appropriate provision to provide to

RIC and any of its affiliates holding Series B Preferred Stock as of the closing date of such transaction the same kind and amount of consideration receivable by the holders of the Common Stock in such transaction. If the Company elects to make such appropriate provision, RIC and its affiliates shall not be entitled thereafter to receive any shares of stock, other securities, cash or property with respect to such shares of the Series B Preferred Stock with respect to which full payment of the consideration has been received.

         Redemption. At any time on or after the fifth anniversary of the Initial Issuance Date, the Company, at the option of the Board of Directors, may redeem all or part of the outstanding shares of the Series B Preferred Stock upon the specified notice. If less than all of the outstanding shares of Series B Preferred Stock are to be redeemed, the Company shall redeem a pro rata portion from each holder of Series B Preferred Stock.

         If the Company elects to redeem the Series B Preferred Stock on or after the fifth anniversary of the Initial Issuance Date, the Company shall pay the stated value of $50.00 per share plus a premium over such $50.00, which premium shall be 4.0% on the fifth anniversary of the Initial Issuance Date and decline by 1.0% per year over the next five years. At that time and thereafter, the Series B Preferred Stock may be redeemed at $50.00 per share. The Company shall also pay upon redemption all accrued and unpaid dividends to and including the dated fixed for redemption. The Series B Preferred Stock places no limits on the source of funds to be used for any redemption of the Series B Preferred Stock.

         No shares of Series B Preferred Stock may be redeemed, unless all dividends on the Series B Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all prior dividend periods and the current dividend period; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series B Preferred Stock by the Company pursuant to a purchase or acquisition made on the same terms to holders of all outstanding shares of Series B Preferred Stock.

         Liquidation. In the event of any voluntary or involuntary dissolution, liquidation, or winding up of the Company, the holders of shares of Series B Preferred Stock shall be entitled to be paid, out of the assets of the Company available for distribution to its shareholders, before any payment shall be made in respect of the Common Stock or any other class of stock of the Company ranking junior to the Series B Preferred Stock, a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends to the date of such payment. If, upon such dissolution, liquidation or winding up, the amounts payable as the liquidation preference to holders of Series B Preferred Stock and any other shares of stock ranking as to such distribution on a parity with the Series B Preferred Stock are not paid in full, the holders of Series B Preferred Stock and of such other shares will share ratably in any such distribution of assets in proportion to the liquidation preference that each holder is entitled to receive.

         Voting. The holders of Series B Preferred Stock will not be entitled to vote at any meeting of the Company's shareholders, except as required by the Virginia Stock Corporation Act and as described below.

         Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares, voting separately as a class, will be entitled to vote for the election of two additional directors to the Company's Board of Directors at a special meeting called by the holders of record of at least 10% of the Series B Preferred Stock so in arrears or at the next annual meeting of shareholders, if such request is received less than 60 days before the date fixed for the next annual meeting of the shareholders. Such holders will continue to be entitled to vote for the election of two additional directors at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash. Each such director elected as described above shall be elected by the affirmative vote of the holders of record of a majority of the shares of Series B Preferred Stock present and voting at such meeting, which has been called, held and conducted in accordance with the terms of the Series B Preferred Stock. Each such director shall serve as a director until all dividends accumulated on such shares of Series B Preferred Stock for past dividend periods and the then current dividend period shall have been fully paid in cash, at which time the term of each such director shall terminate and the number of directors shall be reduced accordingly.

         The holders of Series B Preferred Stock will be entitled to one vote per share on matters subject to a vote by such holders.

Certain Provisions of the Company's Charter and Bylaws

         The Company's Charter and Bylaws contain provisions which may have the effect of delaying or preventing a change in control of the Company. The Company's Charter and Bylaws provide: (i) for division of the Board of Directors into three classes, with one class elected each year to serve a three-year term;
(ii) that directors may be removed only for cause and only upon the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote;
(iii) that a vacancy on the Board of Directors shall be filled by the remaining directors; and (iv) that the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote is required to alter, amend or repeal the foregoing provisions. The Company's Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director. The Company's Charter and Bylaws provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of shareholders may be called only by the Chairman of the Board or a majority of the total number of directors which the Board of Directors would have if there were no vacancies, and may not be called by the shareholders. The business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting by or at the direction of the Board of Directors.

         The Company's Charter also contains an "affiliated transaction provision" that provides that, in the event that holders of Common Stock are entitled to vote on certain transactions, a supermajority of at least 80% of all the votes that the holders of Common Stock are entitled to cast thereon shall be required for the approval of such transactions. Such supermajority approval would be required for (i) a merger or consolidation involving any person or entity who directly or indirectly owns or controls 10% or more of the voting power of the Company (an "Interested Shareholder") at the record date for determining shareholders entitled to vote and (ii) a sale, lease or exchange of substantially all of the Company's assets or property to or with an Interested

Shareholder, or for the approval of a sale, lease or exchange of substantially all of the assets or property of an Interested Shareholder to or with the Company. In addition, the Company's Charter provides that the same 80% vote shall be required for the approval of certain transactions including a reclassification of securities, recapitalization or other transaction designed to decrease the number of holders of Common Stock after any person or entity has become an Interested Shareholder. Notwithstanding the foregoing, the supermajority approval requirement does not apply to any transaction that is approved by the Board of Directors prior to the time that the Interested Shareholder becomes an Interested Shareholder. Upon consummation of the Acquisition, RIC and its affiliates became Interested Shareholders within the meaning of these provisions. However, the supermajority approval requirement does not apply to the Acquisition because of its prior approval by the Board of Directors.

         The shares of Common Stock and Preferred Stock authorized by the Company's Charter provide the Board of Directors with as much flexibility as possible in using such shares for corporate purposes. However, these additional shares may also be used by the Board of Directors to deter future attempts to gain control of the Company. The Board of Directors has sole authority to determine the terms of any series of the Preferred Stock, including voting rights, conversion rates and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board of Directors has the power to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks a change in control of the Company.

         The foregoing provisions of the Company's Charter and Bylaws are intended to prevent inequitable shareholder treatment in a two-tier takeover and to reduce the possibility that a third party could effect a sudden or surprise change in majority control of the Board of Directors without the support of the incumbent Board of Directors, even if such a change were desired by, or would be beneficial to, a majority of the Company's shareholders. Such provisions therefore may have the effect of discouraging certain unsolicited offers for the Company's capital stock.


Item 2.      Exhibits.

Number       Description

 4.1 Articles of Incorporation, incorporated by reference to Exhibit 3A of the Company's Form 10 Registration Statement, as amended, File No. 0-19408.

 4.2 Articles of Amendment of the Articles of Incorporation of the Company, incorporated by reference to Exhibit 4.2 of the Company's Form 8-A Registration Statement, filed February 27, 1998, File No. 1-13990.

 4.3 Bylaws, incorporated by reference to Exhibit 3B of the Company's Form 10 Registration Statement, as amended, File No. 0-19408.

 4.4 Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Company and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated August 20, 1997, File No. 1-13990.

 4.5 First Amendment to Amended and Restated Rights Agreement, dated as of December 11, 1997, between the Company and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated December 11, 1997, File No. 1-13990.

 4.6 Second Amendment to Amended and Restated Rights Agreement, dated as of June 1, 1999, between the Company, Wachovia Bank, N.A., as Rights Agent, and State Street Bank and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated June 1, 1999, File No. 1-13990.

 4.7         Form of Common Stock Certificate.

 4.8 Form of 7% Series B Cumulative Convertible Preferred Stock certificate, incorporated by reference to Exhibit 4.7 of the Company's Form 8-A Registration Statement, filed February 27, 1998, File No. 1-13990.

                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                   LANDAMERICA FINANCIAL GROUP, INC.



Dated:   June 6, 1999              By: /s/ Russell W. Jordan, III
                                       -----------------------------------------
                                       Russell W. Jordan, III
                                       Senior Vice President and General Counsel

                                  Exhibit Index

Number                             Description
------                             -----------

 4.1 Articles of Incorporation, incorporated by reference to Exhibit 3A of the Company's Form 10 Registration Statement, as amended, File No. 0-19408.

 4.2 Articles of Amendment of the Articles of Incorporation of the Company, incorporated by reference to Exhibit 4.2 of the Company's Form 8-A Registration Statement, filed February 27, 1998, File No. 1-13990.

 4.3 Bylaws, incorporated by reference to Exhibit 3B of the Company's Form 10 Registration Statement, as amended, File No. 0-19408.

 4.4 Amended and Restated Rights Agreement, dated as of August 20, 1997, between the Company and Wachovia Bank, N.A., as Rights Agent, which Amended and Restated Rights Agreement includes an amended Form of Rights Certificate, incorporated by reference to
               Exhibit 4.1 of the Company's Current Report on Form 8-K, dated August 20, 1997, File No. 1-13990.

 4.5 First Amendment to Amended and Restated Rights Agreement, dated as of December 11, 1997, between the Company and Wachovia Bank, N.A., as Rights Agent, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated December 11, 1997, File No. 1-13990.

 4.6 Second Amendment to Amended and Restated Rights Agreement, dated as of June 1, 1999, between the Company, Wachovia Bank, N.A., as Rights Agent, and State Street Bank and Trust Company, as Successor Rights Agent, incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K, dated June 1, 1999, File No. 1-13990.

 4.7           Form of Common Stock Certificate.

 4.8 Form of 7% Series B Cumulative Convertible Preferred Stock certificate, incorporated by reference to Exhibit 4.7 of the Company's Form 8-A Registration Statement, filed February 27, 1998, File No. 1-13990.